Exhibit 99
     FOR IMMEDIATE RELEASE
     Tuesday, August 13, 1996

          BANKRUPTCY COURT ORDERS CONFIRMATION OF
            PLAN OF REORGANIZATION FOR ELSINORE


     LAS VEGAS, Nevada, August 13, 1996...Elsinore Corporation (ASE/PSE:ELS) today announced that on August 8, 1996, in the Chapter 11 proceedings of Elsinore and a number of subsidiaries pending in the United States Bankruptcy Court for the District of Nevada, the Bankruptcy Court entered an order (the "Confirmation Order") confirming a modified plan of reorganization for Elsinore and certain of the other debtors. The plan was proposed jointly by the Elsinore Debtors and by an unofficial committee of the 1993 noteholders in the cases (the "Bondholders Committee"). The plan that was confirmed on August 8, 1996, differs in certain respects from the prior versions of the plan that were the subject of previous releases. The modified plan, which the Bankruptcy Court confirmed, results from an agreement among various junior parties which had objected to plan confirmation.

          The confirmed plan contemplates the ongoing operation of Elsinore and at least three of its subsidiaries, Four Queens, Inc. ("FQI"), Elsub Management Corporation ("Elsub") and Palm Springs
     East Limited Partnership (PSELP"). The plan calls for a restructuring of the debts of the Elsinore entities, and it calls for a redistribution of equity interests in the companies.
     Creditors and former shareholders of Elsinore, FQI, Elsub and PSELP will receive the distributions provided under the plan as modified by the Confirmation Order that was entered by the Bankruptcy Court on August 8, 1996. Distributions will be made out of cash flow generated by the ongoing operations of the businesses, supplemented by a $5 million rights offering and the issuance of stock in the reorganized Debtors. Effective at noon on August 12, 1996, Elsinore has entered into an Interim
     Management Agreement with Riviera Gaming Management Corp.-Elsinore, Inc. To manage the business operations of the Debtors subject to direction of the existing board of directors for the companies. When the plan eventually becomes fully effective
     (which is expected to occur before the end of the year), the existing board of directors will be reconstituted with new directors, four of whom will be chosen by the Bondholders
     Committee and one of whom will be chosen by the Equity Committee appointed in the case (with input from other creditor constituencies in the cases.)

          In summary, the plan provides for the following: Elsinore's 1994 noteholders will retain their lien interests as collateral for repayment of approximately $3.8 million in outstanding principal, accrued interest, costs and fees, which will be paid over four years with interest at a rate of 11.5% per annum. Elsinore's 1993 noteholders (represented largely by the Bondholders Committee) will receive at least 87.5% of the new common stock (and a corresponding percentage of the rights offering) in reorganized Elsinore in exchange for a reduction in their secured claims from approximately $61 million to $30 million. The $30 million secured claim of the 1993 noteholders will be paid over five years with interest at a

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     rate of 13.5 % per annum.  Unsecured creditors who hold claims of
     $500 or less will receive payment in full on the effective date of the plan which is expected to occur before the end of the year. Larger general unsecured creditors will receive pro rata recoveries from a fund of approximately $1.4 million which will be paid out over three years following the effective date of the plan. In addition, general unsecured creditors of Elsinore will receive on a pro rata basis 1% of the new common stock in reorganized Elsinore, and general unsecured creditors of FQI will receive on a pro rata basis 2.5% of the new common stock and a 2.5% participation in the rights offering for reorganized Elsinore. The IRS will receive full payment of its secured claim with interest at 8% over 4 years, and the IRS will receive in respect of its unsecured claim proportionately the same type of recovery which is provided for larger general unsecured creditors in the case. In addition, the IRS will receive 1.9% of the new common stock to be issued in reorganized Elsinore. Elsinore's convertible subordinated noteholders, who hold claims of approximately $1.5 million, will receive on a pro rata basis up to 3.5% of the new common stock plus a 3.5% participation interest in the rights offering for reorganized Elsinore. Finally, the old shareholders of Elsinore will receive on a pro rata basis 3.6% of the new common stock and a 6.5% participation interest in the rights offering. Under the plan, the Bondholders Committee has guaranteed a 100% subscription for the $5 million rights offering. If, pursuant to its guaranty, the Bondholders Committee is required to subscribe to more than 87.5% of the rights offering, then the Bondholders will receive a higher percentage of the new common stock issued in reorganized Elsinore, and the stock recoveries of the general unsecured creditors, the IRS, the convertible noteholders and the old shareholders will be diluted in a corresponding amount.

          While Elsinore's senior management, Thomas E. Martin,
     President and Chief Executive Officer, and Frank L. Burrell, Jr., Chairman of the Board, will cease to be employees of the corporation, the balance of jobs for the 1,000 or so employees of Elsinore and its subsidiaries (including FQI) will be unaffected by confirmation of the modified plan.

          Trading in the company's common stock continues to be halted by the American Stock Exchange and by the Pacific stock Exchange. As previously reported, Elsinore intends to pursue a reactivation of its listings with the American Stock Exchange and the Pacific Stock Exchange so that the new common stock in reorganized Elsinore can be traded publicly following the effective date of the plan. There can be no assurance that the listing on the American Stock Exchange and the Pacific Stock Exchange will be continued.

          Elsinore, through a subsidiary, owns and operates the Four Queens Hotel and Casino, a downtown Las Vegas hotel and casino offering 690 rooms, meeting facilities, four restaurants, 1,050 slot machines and numerous blackjack, craps and other table games.

          For information on Elsinore Corporation via facsimile at no cost, simply call 1-800-PRO-INFO and dial company code 177.
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